Exhibit 99.1

BitNile Holdings Forms Ault Energy to Make Strategic Oil and Gas Acquisitions

Ault Energy to partner with White River Holdings Corp on drilling projects across 30,000 acres in Texas, Louisiana and Mississippi

LAS VEGAS--(BUSINESS WIRE) – July 11, 2022 -- BitNile Holdings, Inc. (NYSE American: NILE), a diversified holding company (“BitNile” or the “Company”) today announced the formation of Ault Energy, LLC (“Ault Energy”), a subsidiary of Ault Alliance, Inc., itself a subsidiary of BitNile.

Background on Ault Energy’s Oil and Gas Drilling Rights

•	The Company recently completed its previously announced transaction with Ecoark Holdings, Inc. (“Ecoark”) (NASDAQ: ZEST) by funding the purchase of $12,000,000 of Series A Convertible Redeemable Preferred Stock of Ecoark pursuant to the previously announced securities purchase agreement (the “Agreement”) between its wholly owned subsidiary Digital Power Lending, LLC (“DPL”) and Ecoark;

•	The Agreement provides Ault Energy, as a designee of DPL, the right to purchase up to 25% in various drilling projects of White River Holdings Corp (“White River”), a wholly owned subsidiary of Ecoark, commencing in July 2022;

•	White River may, in its sole discretion, allocate a greater percentage to DPL or its designee than 25%; and

•	Ault Energy’s right to purchase a greater percentage than 25% is subject to reaching a mutual agreement with White River.

Ault Energy Partnership with White River

Partnering with a vertically integrated operator such as White River would provide Ault Energy with the opportunity to make oil and gas acquisitions with a proven partner that has a leasehold of ready-to-drill prospects in producing fields. Ault Energy has been advised that White River currently owns a drilling rig that can reach depths of up to 18,000 feet, as well as three workover rigs for re-entry and completion procedures. Ault Energy and White River have preliminary plans to drill at least 100 wells over the next 60 months over the approximately 30,000 acres in Texas, Louisiana and Mississippi that White River currently is leasing. BitNile is encouraged by its discussions with White River and the meaningful potential represented by this opportunity. Ault Energy and White River currently expect to purchase up to two additional drilling rigs this year to allow concurrent drilling projects going forward, but there can be no assurance that these plans will materialize during 2022, if at all. Ault Energy expects to allocate significant capital over the next five years towards these drilling projects.

The Company’s Founder and Executive Chairman, Milton “Todd” Ault, stated, “The formation of Ault Energy is the result of a long-term goal to partner with an experienced, competent team to extract oil in a location known for large oil reserves. We have confidence in the team at Ecoark and White River and believe this is a great opportunity to allocate capital towards oil and gas projects. White River has successfully completed numerous wells including a directional well in the Austin Chalk formation of Louisiana. As we gather data from our drilling projects and third-party studies, we plan to provide updates to our outlook on these initiatives.”

Ecoark’s Chairman and CEO, Randy May, stated, “The opportunity to partner with Ault Energy will allow White River to greatly scale its vertically integrated oil and gas exploration, production and drilling operations. We are looking forward to aggressively drilling out our leasehold over the coming months and years with Ault Energy.”

About BitNile Holdings, Inc.

BitNile Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, BitNile owns and operates a data center at which it mines Bitcoin and provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, automotive, telecommunications, medical/biopharma and textiles. In addition, BitNile extends credit to select entrepreneurial businesses through a licensed lending subsidiary. BitNile’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.BitNile.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.BitNile.com.

BitNile Holdings Investor Contact:

IR@BitNile.com or 1-888-753-2235